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                                                    Filed Pursuant To 424(B)(3)
                                                    File No. 333-24115


                             ABFS INVESTMENT NOTES
                          BEGIN EARNING THESE HIGH RATES

                    PROSPECTUS SUPPLEMENT DATED JULY 7, 1998


              Term                     Rate                    Annual Yield*
           ---------                  ------                   -------------
            3 Months                   7.75%                       8.05%
            6 Months                   8.00%                       8.32%
           12 Months                   8.50%                       8.87%
           18 Months                   8.60%                       8.97%
           24 Months                   8.75%                       9.14%
           30 Months                   8.85%                       9.25%
           36 Months                   9.00%                       9.41%
           48 Months                   9.25%                       9.69%
           60 Months                  10.25%                      10.79%
            7 Years                   10.35%                      10.90%
           10 Years                   10.50%                      11.06%


                              NEW MONEY MARKET NOTE
                                   RATE 6.15%
                               ANNUAL YIELD 6.34%*

                          Minimum for Investment Notes
                         and Money Market Notes $1,000

                            For more information call
                                 1-800-776-4001

                   American Business Financial Services, Inc.
         BalaPointe Office Centre 111 Presidential Boulevard, Suite 215
                      Bala Cynwyd, PA 19004 1-800-776-4001

                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                       IS A NASDAQ LISTED COMPANY (ABFI).

      An offer can only be made by the Prospectus dated February 10, 1998, delivered in conjunction with this Rate Supplement dated July 7, 1998. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an Investment in the Notes.

    *The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available through July 15, 1998. The interest rate paid on the Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rate shall not be reduced below 4.0% per year. Written notice of any decrease in rate will be provided to holders of such notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such notes.